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                                                                 EXHIBIT 10.26


Memorandum

TO: Lou Volpe

FROM: John Thibault

DATE: April 2, 1998

Re: Retention Compensation

In consideration of your contributions to GeoTel's success during the last three years and the discussions to your succession, we have mutually agreed to the following:

1 You will continue on a full-time basis in your role as Senior Vice President, Worldwide Sales and Marketing through February 1, 1999.

2. You will be available to the company on a part-time basis from February 1, 1999 through April 30, 1999. We will mutually agree to the definition of "part-time" prior to February 1, 1999. Best efforts will be made to meet your personal requirements while balancing the needs of GeoTel.

3. It is currently anticipated that after April 30, 1999 and you will continue in your role as a Corporate Director and a part-time employee. As Compensation through September 26, 2001, GeoTel will continue to vest stock option number 131.

4. You have agreed to assist in the recruitment and transition of a successor. We will target this person being employed by GeoTel by the end of 1998.

In consideration of the above and in combination with GeoTel recognizing a minimum of $40,000,000 in 1998 revenue, GeoTel will:

1.   Fully vest stock options number 42 on March 31, 1999.

2.   Fully vest stock options number 31 on March 31, 1999.

3.   Medical Benefits will continue through December 31, 1999.

I hope this meets with your approval and represents the spirit of our agreement.